EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AMERCO
Reno, Nevada

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 33-56571) of AMERCO and consolidated subsidiaries (the “Company”) of our reports dated June 2, 2009, relating to the consolidated financial statements and financial statement schedules, and the effectiveness of the Company’s internal control over financial reporting, which appear in the Company’s Annual Report on Form 10-K for the year ended March 31, 2009.

/s/ BDO Seidman, LLP

Phoenix, Arizona
June 2, 2009